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                                                                    EXHIBIT (99)

THURSDAY, DECEMBER 10, 12:12 PM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: The Banc Corporation

THE BANC CORPORATION ANNOUNCES INITIAL PUBLIC OFFERING

BIRMINGHAM, Ala., Dec. 10/PRNewswire/ -- The Banc Corporation (Nasdaq: TBNC - news) announced today the completion of its public offering of 1,000,000 shares of common stock, par value $.001 per share, at a price of $11.00 per share. The offering was made through an underwriting group managed by Sterne, Agee & Leach, Inc., and included Advest, Inc., J.C. Bradford & Co., Legg Mason Wood & Walker, Inc., Morgan Keegan & Co., Inc., Raymond James & Associates, Inc., The Robinson-Humphrey Co., LLC, and Ryan, Beck & Co., Inc. The Corporation has granted an option to the underwriters to purchase an additional 150,000 shares of common stock at $11.00 per share for a period of 30 days.

The Banc Corporation is a bank holding company headquartered in Birmingham, Alabama with approximately $415 million in assets. The principal subsidiary of The Banc Corporation is The Bank, a commercial banking organization headquartered in Birmingham, Alabama, with 17 community banking offices throughout Alabama. The Banc Corporation recently completed acquisitions of City National Corporation with two locations in Sylacauga and one in Childersburg; First Citizens Bancorp, Inc. with two locations in Monroeville and one in Frisco City; and Commercial Bancshares of Roanoke, Inc.; all bank holding companies located in Alabama. The Banc Corporation also recently completed the acquisition of Commerce Bank of Alabama, a state banking organization headquartered in Albertville with branches in Guntersville, Gadsden and Rainbow City. Commerce Bank was merged directly into The Bank. In addition to Birmingham, The Bank had existing branches in Warrior, Morris, Mt. Olive and Decatur. In these acquisitions, The Banc Corporation issued approximately 4.2 million shares of its common stock to the former shareholders of City National, First Citizens and Commerce in a registered offering. The Corporation paid cash for Commercial Bancshares of Roanoke.

James A. Taylor, Chairman and Chief Executive Officer of The Banc Corporation, said he was very pleased with the success of the offering. "This offering allows us to move forward with our growth strategy which includes the acquisition of existing banks and other organizations. We now have a currency with which we can expand our community banking network in Alabama and surrounding states." The Corporation has previously entered into a definitive agreement to acquire Emerald Coast Bancshares, Inc., a Florida-based bank holding company with branches in Panama City, Destin, Seagrove and Bay Point. The proceeds of the offering will be used to fund internal growth, acquisitions and for general corporate purposes.

Statements in this document that are not historical facts are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The Corporation cautions that such


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"forward looking statements," wherever they occur in this document or in other statements attributable to the Corporation are necessarily estimates reflecting the best judgment of the Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in the Corporation's reports and registrations statements filed with the SEC.

The Corporation disclaims any intent or obligation to update "forward looking statements."

SOURCE: The Banc Corporation